gas natural, inc.

August 13, 2010

VIA EMAIL AND REGULAR MAIL

Board of Directors
Corning Natural Gas Corporation
330 West William Street
Corning, NY 14830

Attn: Michael I. German, Chief Executive Officer and President

Gentlemen:

With your rights offering scheduled to close on August 27, 2010, we felt it would be a convenient time to reiterate our prior offer to purchase all of the shares of common stock, par value $5.00, of Corning Natural Gas Corporation ("Corning Common Stock"). As you are aware, Gas Natural Inc. would like to acquire all of the Corning Common Stock for $28,773,850, or $25.00 per share (the "Offer Price"), on a fully-diluted basis assuming conversion or exercise of all outstanding warrants and options. Subject to Gas Natural's right to pro rate the cash consideration as described in the immediately following sentence, each Corning shareholder would be able to elect to receive either (1) 2.12 shares of common stock of Gas Natural (based on the average closing price of Gas Natural's common stock for the last 20　trading days ended August 12, 2010) for each share of Corning common stock held by such shareholder or (2)　$25.00 in cash for each share of Corning Common Stock. Gas Natural would have the right to adjust the form of consideration to be paid to any shareholder so that the total cash consideration to be paid in the transaction does not exceed $7.5 million of the total consideration to be paid to all Corning shareholders. We are available to meet at your convenience to renew our discussions regarding our offer.

The Offer Price also assumes that there will be no further issuances of Corning Common Stock, options, warrants or other securities convertible into Corning Common Stock. Of course, we are aware that Corning is in the process of conducting the rights offering for up to 104,100 shares of its common stock at $18.00 per share. If the rights offering is completed, we would be willing to increase our offer by the equity value received by Corning, but the exchange ratio would be impacted accordingly. All the outstanding warrants at Corning could be exercised prior to closing of our transaction or could be converted into the right to acquire shares of Gas Natural as provided for in the terms of the warrant.

The stock portion of the transaction would be tax-free to Coming's shareholders. However, a Corning shareholder receiving cash in the transaction generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the Corning common stock surrendered.

Corning Natural Gas Corporation

August 13, 2010

We continue to believe the Offer Price is generous to the Corning shareholders. The Offer Price represents a premium of 30% to the closing price of Corning Common Stock on August 12, 2010 and to the average of the last 20 trading days' ended August 12, 2010 closing prices. The Offer Price also represents a 39% premium to the price per share of Corning's own rights offering. We also continue to believe that the Offer Price takes fully into account Corning's current value and potential future value and that our proposal will be well received by Corning's shareholders.

Given the existing close relationship between our companies, we would expect that the transition necessitated by this transaction would be seamless. After the closing of the transaction, Mike German will have the title of President and Co-Chief Executive Officer of Gas Natural Inc. Mr.　Osborne would retain the title of Chairman of the Board and be Co-Chief Executive Officer of Gas Natural.

Attached is the proposed delegation of duties between Mike German and Rick Osborne that would commence after closing of the transaction. In addition, we would enter into a mutually acceptable severance/change of control agreement with Mike. We envision that the form of this agreement would be agreed at the same time Gas Natural and Corning sign a definitive purchase agreement, and the agreement with Mike would become effective upon the closing of the transaction. We also would be willing to name up to three Corning directors on a 9-person Gas Natural board. The three directors would not be selected from Mr. Smith, Mr. Rigo or Mr. Greg Osborne. Of the three directors, Mike German would be one and the other two will be mutually agreed upon, but one, and possibly both, must be "independent" as that term is defined by NYSE Amex.

Our offer is non-binding and is subject to completion of the requisite due diligence, which given the close relationship between the companies we would expect to be able to conduct expeditiously, and to regulatory approval. Our offer will expire at 5 p.m. EST on September 3, 2010.

In addition to proceeding diligently to complete this transaction, we are prepared to work with you on other corporate development activities as they may arise prior to completion of this transaction, including acquisitions of other natural gas utility companies, independent of the Corning/Gas Natural transaction.

We look forward to working with you to complete the Corning/Gas Natural transaction.

Very truly yours,

/s/ Richard M. Osborne /mck

By Richard M. Osborne

Chairman of the Board and

Chief Executive Officer

Enclosure
cc: Board of Directors of Gas Natural Inc.

August 12, 2010

Rick	Mike
1. Corporate strategy -- long term business and strategic planning	1. All day-to-day operations -- natural gas, E&P and pipeline
2. Litigation	2. Employees -- hiring, firing and compensation. CFO reports directly to Mike. Each utility company/operating subsidiary president reports directly to Mike
3. Preside at Board meetings	3. Budget, including capital expenditures (to be approved by Board)
4. Ensure Board Committees are properly structured	4. Profitability -- provide monthly performance updates and comparison to budget to Board and Chair
5. Chair Board Nominating Committee	5. Acquisitions and divestitures, including integration of acquisitions
6. Mike would report to Rick	6. Financial -- debt and equity raises and recaps. Along with CFO, main contact for lenders
7. Review Mike's performance and succession planning	7. SEC and public utility regulatory compliance
8. Investor relations, communications with shareholders, analysts and public, as well as employees, communities in which the company operates, and regulators
9. Risk Management, internal controls and insurance
10. Outside lawyers, accountants (auditors) and consultants, except for lawyers handling litigation per Rick's obligations under #2
11. Preside at Shareholder meetings and, in Rick's absence, at Board meetings

Both Mike and Rick to fulfill duties through a close, constructive working relationship consulting with each other on major strategic initiatives and implementation.